For Immediate Release

KERYX CONTACT:
Ron Bentsur
Vice President - Finance & Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: ron@keryx.com

KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Keryx to host investor conference call on Friday, May 6, 2005 at 8:00am EDT

NEW YORK, NEW YORK, May 4, 2005 - Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its financial results for the first quarter ended March 31, 2005.

At March 31, 2005, the Company had cash, cash equivalents, interest receivable and investment securities of $44.8 million, compared to $49.9 million at December 31, 2004, representing a decrease of $5.1 million. This decrease was primarily attributable to operating expenses associated with the Company’s clinical programs for KRX-101, for the treatment of diabetic nephropathy, and KRX-0401, the Company’s lead oncology compound.

The net loss for the quarter ended March 31, 2005, was $4,832,000, or $0.15 per share, compared to a net loss of $21,823,000, or $0.78 per share, for the quarter ended March 31, 2004, a decrease in net loss of $16,991,000. This decrease was primarily attributable to the absence of the $18,800,000 non-cash acquired in-process research and development charge incurred in the first quarter of 2004 related to the acquisition of ACCESS Oncology, Inc. The decrease was partially offset by an increase of $870,000 in expenses related to the KRX-101 clinical program as well as to set-up costs associated with the planned Phase III and IV trials for KRX-101, and an increase of $1,164,000 in expenses related to our clinical stage, oncology drug portfolio, primarily the KRX-0401 clinical program.

Commenting on the quarter, Michael S. Weiss, Keryx’s Chairman and Chief Executive Officer, said, “We made substantial progress during the first quarter, and I look forward to building on this momentum going forward. We continue to operate with a very lean overhead structure with our cash expenditures focusing primarily on creating value in our clinical programs.”

On Friday, May 6, 2005, at 8:00am EDT, the Company will host an investor conference call featuring Dr. Ed Lewis, Co-Chairman of the Collaborative Study Group, who will discuss the KRX-101 Phase II interim data being presented tomorrow, Thursday, May 5, 2005, at the National Kidney Foundation Meeting. Keryx will also provide a brief financial overview on its first quarter results on this call.

In order to participate in the conference call, please call 1-800-905-0392 (if calling from the U.S.) or 1-785-832-1508 (if calling from outside the U.S.). Conference ID: KERYX. The conference call also will be available for audio replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx is developing KRX-101 (sulodexide), a novel first-in-class oral heparinoid compound for the treatment of diabetic nephropathy, which is in a Phase II/III clinical program. Additionally, Keryx is developing clinical-stage oncology compounds including KRX-0401, a novel, first-in-class, oral AKT inhibitor in Phase II clinical trials. Keryx also has an active in-licensing and acquisition program designed to identify and acquire clinical-stage drug candidates. Keryx Biopharmaceuticals is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates KRX-101 and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including KRX-101 and KRX-0401; and other risk factors identified from time to time in our SEC reports. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to Follow)

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:

	Three Months Ended March 31, (unaudited)
	2005	2004

SERVICE REVENUE	$157	$95

OPERATING EXPENSES:
Cost of services	181	80

Research and development:
Non-cash compensation	176	202
Non-cash acquired in-process research and development	--	18,800
Other research and development	4,042	1,652
Total research and development	4,218	20,654

General and administrative:
Non-cash compensation	185	185
Other general and administrative	645	1,093
Total general and administrative	830	1,278

TOTAL OPERATING EXPENSES	5,229	22,012

OPERATING LOSS	(5,072)	(21,917)

OTHER INCOME (EXPENSE):
Interest and other income, net	240	95
Income taxes	--	(1)

NET LOSS	$(4,832)	$(21,823)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.15)	$(0.78)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	31,477,797	27,828,090

Balance Sheet Information:

	March 31, 2005	December 31, 2004
	(unaudited)	(audited*)
Cash, cash equivalents, interest receivable and investment securities	$44,816	$49,878
Total assets	46,376	50,862
Accumulated deficit	(92,385)	(87,553)
Stockholders’ equity	38,577	42,804

* Condensed from audited financial statements.